Exhibit 10.7

SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is entered into as of July 1, 2019 by and between FreeCast, Inc., a Florida Corporation (the “Company”), and William A. Mobley, Jr., an individual (the “Executive”).

RECITALS:

A. The Company and the Executive have previously entered into an Employment Agreement dated as of July 1, 2013 (the “Employment Agreement”). The Executive serves as the Chief Executive Officer of the Company.

B. Each of the Company and the Executive desires to make certain modifications to the Employment Agreement as are set forth in this Second Amendment to Employment Agreement (the “Amendment”).

C. The Company desires to continue to employ the Executive, and the Executive desires to be employed by the Company, pursuant to the provisions of the Employment Agreement, as modified by the provisions of this Amendment.

NOW THEREFORE, in consideration of the Recitals, and the respective covenants and agreements of each of the Company and the Executive contained in this Amendment, each of the Company and the Executive agrees as follows;

1. Term. Section 3.1 of the Employment Agreement is deleted in its entirety and the following Section 3.1 is inserted in its place:

“3.1 Term. The term of the Executive’s employment by the Company shall be for a period of five years, commencing on July 1, 2019 and continuing through June 30, 2024 (the “Term”). Notwithstanding the provisions of the immediately preceding sentence, the Executive’s employment by the Company may be terminated prior to the expiration of the Term in accordance with provisions of Article VII below”

2. Salary. Section 4.1 of the Employment Agreement is deleted in its entirety and the following Section 4.1 is inserted in its place:

“4.1 Salary. In full payment for the obligations to be performed by the Executive during the term of this Agreement, the Company shall pay to the executive a salary (subject to applicable payroll and/or other taxes required by law to be withheld) equal to Two Hundred Fifty Thousand Dollars ($250,000.00) per annum (the “Salary”).”

3. Automobile. Section 6.4 of the Employment Agreement shall remain with an automobile allowance of Two Thousand Five Hundred Dollars ($2,500.00) per month

4. Conflict. If and to the extent that a conflict may arise or exist between any provision of this Amendment and any provision of the Employment Agreement, to the fullest extent permitted by applicable law, the provision of this Amendment shall be controlling, and shall take precedence over, the provision of the Employment Agreement.

5. Governing Law. This Amendment shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to the conflicts of laws provisions thereof.

6. Entire Agreement. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter. This Amendment may not be amended or modified in any manner, except by a written instrument executed by each of the parties.

7. Benefits; Binding Effect. This Amendment shall be for the benefit of, and shall be binding upon, the parties and their respective heirs, personal representatives, executors, legal representatives, successors and assigns.

8. Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

9. Counterparts. This Amendment may be executed in any number of counterparts and by the separate parties in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date first written above.

FreeCast, Inc.

By:	/s/ Christopher M. Savine	/s/ William A. Mobley, Jr.
	Christopher M. Savine,	William A. Mobley, Jr.
Chief Financial Officer

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